Exhibit 5.1

511 Union Street, Suite 2700	615.244.6380	main
P.O. Box 198966	615.244.6804	fax
Nashville, TN 37219-8966	wallerlaw.com

January 13, 2014

Malibu Boats, Inc.

5075 Kimberly Way

Loudon, TN 33774

Re:	Malibu Boats, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Malibu Boats, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1, File No. 333-192862, as amended (the “Registration Statement”), including the prospectus which forms a part thereof (the “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to (i) the offer, issuance and sale by the Company of the number of shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of the Company specified in the Prospectus (the “Company Firm Shares”), (ii) the offer and sale by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of the number of shares of Class A common stock specified in the Prospectus (the “Selling Stockholder Firm Shares”), (iii) the offer, issuance and sale by the Company of the number of shares of Class A Common Stock specified in the Prospectus (the “Company Option Shares” and, together with the Company Firm Shares, the “Company Shares”) that may be sold pursuant to the exercise of an over-allotment option by the underwriters named in the Prospectus (the “Underwriters”) and (iv) the offer and sale by the Selling Stockholders of the number of shares of Class A Common Stock specified in the Prospectus (the “Selling Stockholder Option Shares” and, together with the Selling Stockholder Firm Shares, the “Selling Stockholder Shares”) that may be sold pursuant to the exercise of an over-allotment option by the Underwriters. The Company Shares and the Selling Stockholder Shares (collectively, the “Shares”) are to be sold pursuant to an underwriting agreement among the Company, the Selling Stockholders and the Underwriters (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

In rendering the following opinions, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal law of the United States to the extent specifically referred to herein. All opinions expressed are as of the date hereof except where expressly stated otherwise.

Based upon the foregoing, we are of the opinion that (i) the Company Shares, when issued and sold in the manner and on the terms described in the Prospectus and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable and (ii) the Selling Stockholder Shares, when sold in the manner and on the terms described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the Prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP